Tuesday September 21, 2: 03 pm Eastern Time

Company Press Release

American Digital Communications, Inc. Announces Name Change

NEW YORK-(BUSINESS WIRE)-Sept. 21, 1999-The Board of Directors of American Digital Communications, Inc. (OTCBB: ADCM- news) announced today that effective Wednesday September 22, 1999, the company will be renamed TrackPower, Inc. to better reflect its current operating focus. Since April 1999, the company has been operating a live video broadcasting and remote wagering service for horseracing fans throughout the United States, under the name TrackPower. Coincident with the name change the company has moved its corporate office to 67 Wall Street, Suite 2411, New York, NY, 10005. The company will continue to trade Over-the Counter Bulletin Board, and the new ticker symbol will be TPWR.

The company is recognized as TrackPower throughout the horseracing industry and the recently launched advertising and marketing campaigns have branded the company's services as TrackPower.com.

John G. Simmonds, Chairman and CEO, stated. "The name change will allow the company to market its products more effectively and allow the public to better associate the product with the public company. It also demonstrates that the company and the board at TrackPower delivers high quality live horseracing video to subscribers throughout the Continental United States. TrackPower has contracted with Penn National Gaming, Inc (NASDAQ: PENN-news) a licensed racing facility in Pennsylvania, to provide information and wagering services to subscribers. TrackPower derives revenues from subscriber fees and a percentage of all wagering bet by its subscribers.

TrackPower is available for purchase by calling 1-800-333-DISH (3474) or by visiting one of the nearly 20,000 DISH Network retail locations nationwide. For additional information, contact Graham Simmonds at (905) 839-1430, or by email at simmonds@trackpower.com.

This release contains forward-looking statements, which are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties.

Contact:
TrackPower, Inc.

J. Graham Simmonds, 905-839-1430 ext. 352
Email: simmonds@trackpower.com